Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces

$30.0 Million Private Placement of Common Shares

ALICE, TEXAS – October 8, 2008 – Forbes Energy Services Ltd. (TSX: FRB) announced today that it has entered into share purchase agreements with two accredited investors pursuant to which the Company has agreed to sell in a private placement an aggregate of 7,966,500 common shares of the Company. The common shares to be issued under the private placement have been conditionally approved for listing on the Toronto Stock Exchange at an original issue price of CDN$4.00 per share for an aggregate offering price of US$30.0 million. Forbes Energy intends to use the net proceeds of this offering to reduce existing indebtedness and acquire equipment. The parties intend to close as soon as possible.

The securities sold in this U.S. private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered may not be offered or sold except pursuant to an exemption therefrom, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forbes Energy Services is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas.

Forward Looking Statements

This press release contains ‘forward-looking statements,’ as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include the Company’s ability to close the transactions discussed in this release and the receipt of final approval by the Toronto Stock Exchange. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent quarterly report on Form 10-Q as well as other filings the Company has made with the Securities and Exchange Commission, and on the ‘Corporate’ page of Forbes Energy’s website, www.forbesenergyservices.com.# # #